EXHIBIT 12c

                                 PSEG POWER LLC
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                           FOR THE YEARS ENDED
                                                                              DECEMBER 31,
                                                    ---------------------------------------------------------------
                                                      2006          2005          2004          2003          2002
                                                    ---------------------------------------------------------------
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations           $   878       $   752       $   594       $   815       $   781
Fixed Charges                                           190           197           198           219           219
Capitalized Interest                                    (30)          (89)         (107)         (106)          (93)
Preferred Stock Dividend Requirements                    --            --            --            --            --
                                                    ---------------------------------------------------------------

Total Earnings                                      $ 1,038       $   860       $   685       $   928       $   907
                                                    ===============================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                    $   189       $   195       $   197       $   217       $   217
Preferred Securities Dividend Requirements of
Subsidiaries                                             --            --            --            --            --
Interest Factor in Rentals                                1             2             1             2             2
                                                    ---------------------------------------------------------------

Total Fixed Charges                                 $   190       $   197       $   198       $   219       $   219
                                                    ===============================================================

Ratio of Earnings to Fixed Charges                     5.46          4.37          3.46          4.24          4.14
                                                    ===============================================================

(A) The term "earnings" shall be defined as pre-tax Income from Continuing Operations. Add to pre-tax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.